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            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated July 30, 2004, relating to the financial statements and financial highlights which appear in the May 31, 2004 Annual Report to Shareholders of the Primary Fund (a portfolio of The Reserve
Fund) and the May 31, 2004 Annual Report to Shareholders of the Interstate Tax-Exempt Fund (a portfolio of Reserve Tax-Exempt Trust), which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Other Service Providers - Independent Registered Public Accounting Firm" in such Registration Statement.




PricewaterhouseCoopers LLP

New York, New York
December 6, 2004